Exhibit 99.1

FOR IMMEDIATE RELEASE

Tim Hortons pre-announces 2014 Q3 quarter-to-date same-store sales growth results

OAKVILLE, ONTARIO, (September 15, 2014): Tim Hortons Inc. (TSX: THI, NYSE: THI) today pre-announces preliminary 2014 same-store sales growth results for the third quarter 9-weeks ending August 31, 2014.

Same-store sales	Q3 QTD Same-Store Sales Growth (9-weeks ending August 31, 2014)
Canadian Same-store Sales Growth	3.6%
U.S. Same-store Sales Growth	7.0%

Tim Hortons is issuing this news release in connection with disclosure of such information in debt financing activities pertaining to the Company’s proposed strategic transaction involving 3G Capital and Burger King Worldwide. We do not intend to continue to provide preliminary same-store sales performance results in the future, and can provide no assurance as to expected same-store sales performance or other results for the full quarter or any other period.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of June 29, 2014, Tim Hortons had 4,546 systemwide restaurants, including 3,630 in Canada, 866 in the United States and 50 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For further information:

Scott Bonikowsky, Senior Vice-President, Corporate Affairs & Investor Relations, bonikowsky_scott@timhortons.com, (905) 339-6186